Exhibit 99.1

Tilly’s, Inc. Announces the Appointment of Two New Board Members

Irvine, CA – October 20, 2021 – Tilly’s, Inc. (NYSE: TLYS) today announced the appointment of Teresa L. Aragones and Erin M. Chin to its Board of Directors.

Ms. Aragones has 25 years of digital and brand marketing experience. She is currently the Chief Marketing Officer at Discord, a leading youth-oriented online communication service. Prior to joining Discord, she served Visual Supply Company, a mobile photo app provider, as Chief Marketing Officer. Prior to that, she held Director-level marketing roles at Nike (NYSE: NKE) and Volkswagen, wherein she also helped develop co-branded lifestyle branding campaigns with companies such as Apple and XBOX.

Ms. Chin also has extensive experience in lifestyle brand building and brand strategy. She is currently the Chief Marketing Officer of the Streamers & Creators business within Logitech (NASDAQ: LOGI). Prior to this, she served in several brand strategy roles, including as the Senior Brand Marketing Director for the Mountain Dew brand of PepsiCo (NASDAQ: PEP), in developing consumer communications and branding programs for several leading spirits brands, and in international strategy for MTV Networks. Ms. Chin began her career as a media and communications investment banker at Goldman Sachs.

“We are pleased to welcome these impressive professionals to the Tilly’s Board of Directors,” said Hezy Shaked, Executive Chairman. “We believe their strong business experience and creativity will be of significant value as we continue to grow our business and national brand awareness.”

About Tillys

Tillys is a leading specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging and proprietary brands rooted in an active and outdoor lifestyle. Tillys is headquartered in Irvine, California and, as of October 20, 2021, operated 243 total stores across 33 states, and its website, www.tillys.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the anticipated value of the Company’s two new board members. For a detailed listing of certain risks and uncertainties that could adversely impact the Company’s business and expectations, please see the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in its other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from the Company’s website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with the financial statements and notes thereto contained in the Company’s Form 10-K.

Investor Relations Contact:

Michael L. Henry

Executive Vice President, Chief Financial Officer

949-609-5599 x.17000

irelations@tillys.com